Exhibit 99.1

Ligand Pharmaceuticals Announces Third Quarter Results

Conference call with slide presentation begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--November 5, 2009--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) today announced financial results for the three and nine months ended September 30, 2009 and provided a business update.

"Over the past few months, we announced agreements to acquire two companies that upon closing will contribute promising new assets to Ligand. We also advanced our internal pipeline, reported numerous positive developments from our partners and took steps that will significantly reduce future expenses,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “We believe these activities are making Ligand a stronger and more valuable company by diversifying our business, increasing our potential revenue and improving our financial strength. We are very pleased with the progression of the partnerships we gained from our acquisition of Pharmacopeia in December 2008, and look forward to consolidating into Ligand the assets of both Neurogen and Metabasis.”

Third Quarter Results

Total revenues from continuing operations for the three months ended September 30, 2009 were $7.9 million, compared with $5.2 million for the same period in 2008. The increase in revenues is due to $6.3 million in collaboration revenues resulting from agreements acquired from Pharmacopeia, partially offset by a $3.6 million decrease in royalty revenues due to the change in the contractual royalty rate on AVINZA® from 15% to 5% that became effective in the fourth quarter of 2008.

Operating costs and expenses from continuing operations in the third quarter of 2009 were $27.6 million and include $15.2 million of lease termination costs. Excluding the lease termination costs, operating costs and expenses from continuing operations were $12.3 million in the third quarter of 2009, compared with $12.1 million in the third quarter of 2008. Research and development expenses increased by $3.8 million for the third quarter of 2009, compared with the same period in 2008, primarily due to costs of servicing the collaboration agreements acquired from Pharmacopeia, partially offset by lower expenses associated with internal research programs. Research and development expenses for the third quarter of 2009 also include $1.1 million of asset impairment charges related to the termination of our research collaboration with Schering-Plough Corporation. General and administrative expenses decreased by $3.5 million, compared with the same period in 2008, primarily due to reduced legal expenses.

During the third quarter of 2009, the Company entered into a lease termination agreement for its facility in San Diego, California. As a result, during the third quarter of 2009, the Company recorded lease termination costs of $15.2 million, which include the net present value of the lease termination payments of $14.3 million and $0.9 million of other costs associated with the lease termination. Also as a result of the lease termination, during the third quarter of 2009, the Company recognized $20.4 million of accretion of deferred gain on sale leaseback.

Total net income in the third quarter of 2009 was $1.8 million, or $0.02 per share. Excluding $15.2 million of lease termination costs and $20.4 million of accretion of deferred gain on sale leaseback, the total net loss in the third quarter of 2009 was $3.4 million, or $0.03 per share, compared with a net loss of $18.1 million, or $0.19 per share, in the third quarter of 2008. Income from continuing operations in the third quarter of 2009 was $1.1 million, or $0.01 per share, compared with a loss from continuing operations of $9.1 million, or $0.10 per share, in the comparable 2008 quarter. Income from discontinued operations in the third quarter of 2009 was $0.7 million, or $0.01 per share, compared with a loss from discontinued operations of $9.0 million, or $0.09 per share, in the comparable 2008 quarter.

As of September 30, 2009, Ligand had cash, cash equivalents, short-term investments and restricted investments of $45.5 million.

Year-to-Date Results

Total revenues for the nine months ended September 30, 2009, were $25.0 million, compared with $14.9 million for the same period in 2008. Operating costs and expenses for the nine months ended September 30, 2009, including $15.2 million of lease termination costs, were $57.6 million, compared with $40.3 million for the same period in 2008. The net loss for the nine months ended September 30, 2009, was $5.0 million, or $0.04 per share, compared with a net loss of $28.5 million, or $0.30 per share, for the same period in 2008.

Third Quarter and Recent Highlights

  Acquisition Announcements: In August and October, Ligand announced pending acquisitions of Neurogen Corporation and Metabasis Therapeutics, Inc. Consistent with Ligand’s business strategy to acquire quality partnered and pipeline assets, management expects the acquisitions will provide Ligand with a rich platform of development programs, drug discovery technologies and fully funded pharmaceutical collaborations. Management believes these acquisitions will help diversify Ligand’s business and contribute valuable programs that could potentially generate additional revenues in the future. Neurogen and Metabasis are publicly traded biotechnology companies, and the acquisitions are subject to approval by each company’s stockholders and other customary closing conditions.
  PROMACTA® Updates: In October 2009, GlaxoSmithKline (GSK) announced the filing of an NDA for ITP in Japan. The Marketing Authorization for ITP is pending review in Europe. GSK confirmed that it has fully enrolled one of its two Phase III trials for hepatitis. In addition, GSK said it has suspended its Phase III chronic liver disease study as it evaluates the intended patient population of chronic liver diseases with severely compromised portal blood flow. Last month, PROMACTA (eltrombopag), was recognized as "Best Biotechnology Product" by the Prix Galien USA committee.
  In September 2009, GSK agreed to pay $500,000 to Ligand that would otherwise have been required upon the identification of a new lead chemical series for advancement in Ligand’s alliance with GSK.
  In August 2009, Ligand entered into a lease termination agreement for its corporate facility in San Diego. In addition, Ligand entered into a new lease for premises located in San Diego to serve as its new corporate headquarters. As a result of the lease termination, Ligand will significantly reduce its annual lease expenses as the Company would have been required to pay an estimated $65 million over the remaining life of that prior lease.
  In October 2009, Exelixis and Ligand amended an existing research collaboration, whereby Ligand is entitled to receive potential future royalties from a mineralocorticoid receptor program targeting metabolic diseases that is partnered with Daiichi Sankyo. This is the third Exelixis program from which Ligand will earn potential royalties.
  In October 2009, Pfizer notified Ligand that it is extending the research collaboration with Ligand relating to the JAK3 research program by one year. The original research collaboration was with Wyeth, which was acquired by Pfizer in October 2009. By extending the collaboration, Ligand is entitled to receive $3.1 million in research funding in 2010.

Operating Forecast and Financial Outlook

Ligand expects 2009 total revenues of approximately $33 million to $34 million, consisting of approximately $12.0 million of non-cash deferred revenue, royalty payments from sales of AVINZA and PROMACTA, revenue from collaboration agreements and potential milestone payments from existing corporate partners. For the fourth quarter of 2009, the Company anticipates total operating expenses will be between $12 million and $13 million, including non-cash expenses of approximately $2.0 million.

The Company currently projects to finish 2009 with approximately $50 million in cash, assuming the acquisition of Neurogen is completed before year end. For 2010, the Company currently forecasts that its operating expenses will be approximately $30 million to $35 million and that revenues are projected to be at approximately the same level as forecasted expenses for 2010. This revenue outlook does not include license or milestone payments from any potential new license agreements.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S. A replay of the call will be available until December 6, 2009 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 36000073. Individual investors can access the live and archived Webcast through Ligand’s web site at www.ligand.com.

The conference call and Webcast are accompanied by a slide presentation. The slides are embedded in the Webcast; those listening by phone can access a PDF version of the presentation in the Investor section of the Web site www.ligand.com

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world's largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals (now Pfizer). With more than 20 molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected royalties on AVINZA from King Pharmaceuticals, PROMACTA from GSK or any other partnered products or from research and development milestones, and we may not be able to timely or successfully advance any product(s) in Ligand's pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2009 or 2010, that Ligand will deliver strong cash flow over the long term, that the proposed acquisitions of Neurogen and Metabasis will close or that Ligand will realize the expected benefits of the acquisitions, Ligand's 2009 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Royalties	$1,651	$5,248	$6,386	$14,926
Collaborative research and development and other revenues	6,250	—	18,577	—
Total revenues	7,901	5,248	24,963	14,926
Operating costs and expenses:
Research and development	9,921	6,165	29,744	19,707
General and administrative	2,415	5,929	12,190	20,579
Lease termination costs	15,235	—	15,235	—
Write-off of acquired in-process research and development	—	—	442	—
Total operating costs and expenses	27,571	12,094	57,611	40,286
Accretion of deferred gain on sale leaseback	(20,444)	(491)	(21,426)	(1,473)
Income (loss) from operations	774	(6,355)	(11,222)	(23,887)
Other income	281	221	316	336
Income (loss) before income taxes	1,055	(6,134)	(10,906)	(23,551)
Income tax (expense) benefit	—	(2,990)	—	(179)
Income (loss) from continuing operations	1,055	(9,124)	(10,906)	(23,730)
Discontinued operations:
Gain on sale of AVINZA Product Line before income taxes	608	122	5,331	7,287
Gain (loss) on sale of Oncology Product Line before income taxes	140	(12,799)	591	(12,569)
Income tax benefit (expense) on discontinued operations	—	3,676	—	525
Discontinued operations	748	(9,001)	5,922	(4,757)
Net income (loss)	$1,803	$(18,125)	$(4,984)	$(28,487)

Basic and diluted per share amounts:
Income (loss) from continuing operations	$0.01	$(0.10)	$(0.09)	$(0.25)
Discontinued operations	0.01	(0.09)	0.05	(0.05)
Net income (loss)	$0.02	$(0.19)	$(0.04)	$(0.30)
Weighted average number of common shares - basic	113,006,842	95,068,102	113,102,455	95,059,166
Weighted average number of common shares - diluted	113,139,102	95,068,102	113,102,455	95,059,166

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30, 2009	December 31, 2008
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$44,193	$80,671
Accounts receivable, net	2,110	—
Other current assets	1,667	2,300
Current portion of co-promote termination asset	11,925	10,958
Total current assets	59,895	93,929

Property and equipment, net	9,893	12,903
Goodwill and other identifiable intangible assets	482	5,375
Long-term portion of co-promote termination asset	45,374	47,524
Restricted indemnity account	—	10,232
Other assets	1,442	1,485
	$117,086	$171,448

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$27,970	$35,972
Allowance for loss on returns, rebates and chargebacks	354	9,590
Current portion of deferred gain	1,702	1,964
Current portion of co-promote termination liability	11,925	10,958
Current portion of equipment financing obligations	172	1,829
Current portion of deferred revenue	10,924	10,301
Total current liabilities	53,047	70,614
Long-term portion of equipment financing obligations	—	2,178
Long-term portion of co-promote termination liability	45,374	47,524
Long-term portion of deferred revenue	4,866	16,819
Long-term portion of deferred gain	2,128	23,292
Other long-term liabilities	12,824	9,041
Total liabilities	118,239	169,468
Common stock subject to conditional redemption	8,344	12,345
Stockholders' equity	(9,497)	(10,365)
	$117,086	$171,448

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com